The following is a free writing prospectus. The information in this free writing prospectus is preliminary and is subject to completion or change.

FREE WRITING PROSPECTUS
MortgageIT Securities Corp.

$[915,617,000] (Approximate)
MortgageIT Trust 2007-2

MortgageIT Securities Corp. (Depositor)

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2 (Issuing Entity)

August [9], 2007

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.: 333-131288

The analysis in this report is based on information provided by MortgageIT Securities Corp. (the “Depositor”). Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. Such documents may be obtained without charge at the Securities and Exchange Commission's website at www.sec.gov. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Deutsche Bank Securities Inc. (“DBSI”) toll free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement (collectively, the “Prospectus”). The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. You should consult your own counsel, accountant, and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared by DBSI in reliance upon information furnished by the Depositor. Numerous assumptions were used in preparing the Computational Materials that may or may not be reflected herein. As such, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls. The specific characteristics of the securities may differ from those shown in the Computational Materials by a permitted variance of +/- 5% prior to issuance. Neither DBSI nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuing entity nor DBSI will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

An investor or potential investor in the certificates (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY DBSI AND NOT BY THE ISSUING ENTITY OF THE SECURITIES OR ANY OF ITS AFFILIATES. DBSI IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUING ENTITY IN CONNECTION WITH THE PROPOSED TRANSACTION.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

FREE WRITING PROSPECTUS DATED: August [9], 2007
MortgageIT Securities Corp.
Mortgage Loan Trust, Series 2007-2
$[915,617,000] (Approximate)
 Subject to an aggregate permitted variance of +/-5%
All Terms and Conditions are subject to change
Structure Overview(1)
Class	Approximate Size ($)	Type	WAL (yrs)(2)	Pass-Through Rate	Expected Ratings(3) (S / D / M)
Offered:
A-1	$[827,864,000]	Senior/Floating Rate	[3.17]	LIBOR + [ ]%(4)	[AAA/AAA/Aaa]
A-2	[46,430,000]	Senior/Variable Rate	[3.17]	(5)	[AAA]
B-1	[20,429,000]	Subordinate/WAC	[10.97]	(6)	[AA/Aa2]
B-2	[12,536,000]	Subordinate/WAC	[10.97]	(6)	[A/A2]
B-3	[8,358,000]	Subordinate/WAC	[10.97]	(6)	[BBB/Baa2]
Total Offered:	$[ 915,617,000]
Non-Offered Hereby:
B-4	[8,358,000]	Subordinate/WAC	[10.97]	(6)	[BB]
B-5	[2,785,000]	Subordinate/WAC	[10.97]	(6)	[B]
B-6	[1,857,704]	Subordinate/WAC	[10.97]	(6)	[NR]
Total:	$[928,617,704]
(1) The Structure is preliminary and subject to change.
(2) All WALs shown are to pricing speed.
(3) S&P, DBRS and Moodys will rate the Class A-1 Certificates, DBRS will rate the Class A-2 Certificates, S&P and Moodys will rate the Class B-1, Class B-2 and Class B-3 Certificates and S&P will rate the Class B-4 and Class B-5 Certificates.

(4) The pass-through rate on the Class A-1 Certificates and any Distribution Date will be a floating rate equal to the lesser of (i) the Class A-1 Formula Rate and (ii) the applicable Net WAC Pass-Through Rate. The Class A-1 Certificates will have the benefit of the Class A Swap Agreement and the Class A-2 principal and interest distribution amounts, each as further described herein. The “Class A-1 Formula Rate” equals the lesser of (i) One-Month LIBOR plus a specified margin and (ii) 10.50% per annum.

(5) The pass-through rate on the Class A-2 Certificates and any Distribution Date will be an annual variable rate, expressed as a percentage, (I) the numerator of which equals (A) an amount equal to the product of (x) the excess, if any, of the Net WAC Pass Through Rate with respect to the Class A-1 Certificates minus the Class A-1 Formula Rate and (y) the Class A-1 Certificate Principal Balance for such Distribution Date plus (B) an amount equal to the product of (x) the applicable Net WAC Pass Through Rate and (y) the Class A-2 Certificate Principal Balance for such Distribution Date minus (C) the product of (x) 12 and (y) Class A-1 Interest Shortfall Amount for such Distribution Date and (II) the denominator of which is the Class A-2 certificate principal balance. The Class A-2 Certificates will have the benefit of the Class A Swap Agreement, as further described herein.

(6) The pass-though rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be the applicable Net WAC Pass-Though Rate.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Transaction Overview

Certificates:
■ The Class A-1 Certificates and the Class A-2 Certificates (together, the “Class A Certificates” or the “Senior Certificates”), the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates (collectively, the “Class B Certificates” or the “Subordinate Certificates,” and together with the Senior Certificates, the “Certificates”).

Offered Certificates:	■ The Certificates (other than the Class B-4, Class B-5, and Class B-6 Certificates)

Pricing Speed:	■ Senior Certificates - 100% PPC (100% PPC is 8% CPR growing to 24% CPR over 12 months). ■ Subordinate Certificates - 275% PSA

Depositor:	■ MortgageIT Securities Corp.

Master Servicer and Securities Administrator:	■ Wells Fargo Bank, National Association

Servicers
■ GMAC Mortgage, LLC (“GMACM”) and Wells Fargo Bank, N.A. (“Wells Fargo”) with respect to approximately [56.09]% and [43.91]% of the total principal balance of the Mortgage Loans as of the Cut-Off Date, respectively. See Exhibit A to this Free Writing Prospectus for a description of GMACM and Wells Fargo as servicers.

Originator:	■ MortgageIT, Inc. (“MortgageIT”). See Exhibit B to this Free Writing Prospectus for a description of MortgageIT as an originator.

Trustee:	■ HSBC Bank USA, National Association

Class A Swap Provider:	■ TBD.

Credit Risk Manager:	■ Clayton Fixed Income Services Inc.

Cut-off Date:	■ August 1, 2007

Pricing Date:	■ Week of August [13], 2007.

Closing Date:	■ August 31, 2007

Legal Structure:
■ Multiple elections will be made to treat designated portions of the trust (exclusive of any rights or obligations related to the Class A Swap Agreement or with respect to Net WAC Rate Carryover Amounts) as real estate mortgage investment conduits (each a “REMIC”) for US federal income tax purposes. A separate trust will own the Class A Swap Agreement, the REMIC regular interests corresponding to the Class A Certificates and any rights or obligations related to the Class A Swap Agreement or with respect to Net WAC Rate Carryover Amounts. For US federal income tax purposes, it is intended that this trust be treated as a partnership and that the Class A Certificates represent partnership interests in this trust. The Subordinate Certificates (exclusive of any rights or obligations related to the Class A Swap Agreement or with respect to Net WAC Rate Carryover Amounts) will represent REMIC regular interests and will generally be treated as debt instruments of a REMIC.

Optional Call:	■ With respect to the Mortgage Loans, a 10% Cleanup Call, exercisable by the Master Servicer

Interest Accrual Period:
■ The interest accrual period with respect to the Class A-1 Certificates and the Class A-2 Certificates and any Distribution Date will be the period beginning with the previous Distribution Date (or in the case of the first Distribution Date, the Closing Date) and ending on the day prior to such Distribution Date (calculated on an actual/360 day basis). With respect to the Certificates, other than the Class A-1 Certificates and the Class A-2 Certificates and any Distribution Date, the interest accrual period will be the calendar month prior to the month of such Distribution Date (calculated on a 30/360 basis).

Distribution Dates:	■ 25th of each month, or next business day, commencing September 25, 2007

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Transaction Overview (Cont.)
ERISA:
■ The Offered Certificates are expected to be eligible for purchase by or with assets of employee benefit plans or other arrangements subject to Title I of ERISA or Section 4975 of the Code, subject to certain conditions. Prior to the termination of the Supplemental Interest Trust which holds the Class A Swap Agreement, the Offered Certificates may not be acquired or held by a person investing assets of any such plan investor, unless such acquisition or holding is eligible for the exemptive relief under an investor-based exemption. Prospective investors should consult legal counsel as to whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code of 1986, as amended, or other similar laws.

SMMEA:
■ The Senior Certificates and the Class B-1 Certificates will constitute “mortgage related securities” for purposes of SMMEA for so long as such certificates are rated in one of the two highest rating categories by Moody’s or Standard & Poor’s or another nationally recognized statistical rating organization. Investors should consult legal counsel in determining the extent to which the Offered Certificates constitute legal investments for them.

Collateral:
■ The Mortgage Loans will consist of primarily 30-year fixed rate first lien mortgage loans with an expected aggregate principal balance of $[928,617,704] as of the Cut-off Date subject to a permitted variance of +/- 10%. The Certificates will be entitled to payments from amounts received or advanced in respect of the Mortgage Loans.

Credit Enhancement:
■ Credit Enhancement for the Certificates will be provided by a senior/subordinate shifting interest structure. Subordination is expected to be [5.85]% subject to a permitted variance of +/- 0.50% with respect to the Senior Certificates.

Advances:
■ Each Servicer will collect monthly payments of principal and interest on the Mortgage Loans and will be obligated to make advances of delinquent monthly principal and interest payments. Each Servicer is required to advance delinquent payments of principal and interest on the Mortgage Loans only to the extent such amounts are deemed recoverable by each Servicer. If Wells Fargo, in its capacity as a Servicer fails to make any such advance, the Trustee, or a successor servicer appointed by the Trustee will be required to do so subject to its determination of recoverability. If GMACM fails to make any such advance, the Master Servicer, or a successor servicer will be required to do so subject to its determination of recoverability. Each Servicer, the Trustee (or any successor servicer appointed by the Trustee) and the Master Servicer, as applicable, are entitled to be reimbursed for these advances, and therefore these advances are not a form of credit enhancement.

Compensating Interest:
■ Each Servicer will be required each month to cover interest shortfalls as a result of voluntary prepayments on the Mortgage Loans (“Compensating Interest”) generally up to the monthly Servicing Fee payable to each Servicer. If any Servicer fails to make any required Compensating Interest payment, the Master Servicer will be required to do so for such Distribution Date up to the compensation payable to the Master Servicer.

Administration Fee Rate:
■ The Administration Fee Rate with respect to each Mortgage Loan will be equal to the sum of (i) the servicing fee rate, (ii) the master servicing fee rate, if any, (iii) the rate at which the fee payable to the Credit Risk Manager is calculated and (iv) the rate at which the premium payable in connection with any lender paid primary mortgage insurance policy is calculated, if applicable.

Administration Fee:
■ The Administration Fee with respect to each Mortgage Loan and any Distribution Date, will be equal to the product of one-twelfth of (x) the Administration Fee Rate for such Mortgage Loan multiplied by (y) the principal balance of that Mortgage Loan as of the last day of the immediately preceding due period (or as of the Cut-off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period.

Net Mortgage Rate:	■ The Net Mortgage Rate for each Mortgage Loan will be equal to the mortgage interest rate thereon less the Administration Fee Rate.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Transaction Overview (Cont.)
The Class A-1 Interest Shortfall Amount:
■ The Class A-1 Interest Shortfall Amount for any Distribution Date while the Class A-2 Certificates are still outstanding is equal to (1) the Net WAC Rate Carryover Amount for the Class A-1 Certificates for such Distribution Date minus (2) the amounts distributed from the Class A Swap Account to the Class A-1 Certificates with respect to unpaid Net WAC Rate Carryover Amounts on such Distribution Date.

Net WAC Pass- Through Rate:
■ The Net WAC Pass-Through Rate for (I) the Class A-2 Certificates and any Distribution Date and (II) the Class A-1 Certificates for each Distribution Date which occurs after the certificate principal balance of the Class A-2 Certificates has been reduced to zero is a rate per annum equal to the weighted average Net Mortgage Rate (weighted based on the principal balances of the Mortgage Loans as of the last day of the immediately preceding due period (or as of the Cut-Off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period) minus a fraction, expressed as a percentage, (x) the numerator of which is the product of (A) 12 and (B) the sum of any Net Swap Payment and Swap Termination Payment owed to the Class A Swap Provider under the Class A Swap Agreement (not caused by a Class A Swap Provider Trigger Event), in each case for such Distribution Date, and (y) the denominator of which is the aggregate principal balance of the Class A-2 Certificates immediately prior to such Distribution Date while the Class A-2 Certificates are outstanding and the aggregate principal balance of the Class A-1 Certificates immediately prior to such Distribution Date when the Class A-2 Certificates have been reduced to zero. The Net WAC Pass-Through Rate for the Class A Certificates shall be appropriately adjusted to reflect the actual number of days in the Interest Accrual Period.
■ The Net WAC Pass-Through Rate for (I) the Class A-1 Certificates for any Distribution Date prior to the Distribution Date on which the certificate principal balance of the Class A-2 Certificates has been reduced to zero and (II) the Subordinate Certificates and any Distribution Date is a rate per annum equal to the weighted average Net Mortgage Rate (weighted based on the principal balance of the Mortgage Loans as of the last day of the immediately preceding due period (or as of the Cut-Off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period).

Net WAC Rate Carryover Amount:
■ With respect to any Distribution Date, if the Pass-Through Rate for the Class A-1 Certificates is limited to the Net WAC Pass-Through Rate, the Net WAC Rate Carryover Amount for such class is an amount equal to the sum of (i) the excess of (x) the amount of interest such class would have been entitled to receive on such Distribution Date if the Net WAC Pass-Through Rate had not been applicable to such class on such Distribution Date over (y) the amount of interest accrued on such Distribution Date at the Net WAC Pass-Through Rate plus (ii) the related Net WAC Rate Carryover Amount for any previous Distribution Date not previously distributed, together with interest thereon at a rate equal to the related Pass-Through Rate for the Class A-1 Certificates for the most recently ended Interest Accrual Period determined without taking into account the Net WAC Pass-Through Rate.

Senior Interest Distribution Amount:
■ For any Distribution Date, an amount equal to the aggregate amount of monthly payments of interest received or advanced on the Mortgage Loans during the related Due Period net of the Administration Fees plus any Compensating Interest payable by the Servicers or the Master Servicer minus the Subordinate Interest Distribution Amount for such Distribution Date.

Subordinate Interest Distribution Amount:
■ For any Distribution Date, an amount equal to interest accrued on the aggregate outstanding certificate principal balance of the Subordinate Certificates at the Pass-Through Rate applicable to the Subordinate Certificates for such Distribution Date after taking into account any reduction in interest payable to the Subordinate Certificates attributable to the allocation of the interest portion of realized losses incurred on the Mortgage Loans during the related Due Period.

Shifting Interest:
■ The Senior Certificates will be entitled to receive 100% of the prepayments on the Mortgage Loans on any Distribution Date during the first five years following the Closing Date (the “Senior Prepayment Percentage”). Thereafter, the Senior Prepayment Percentage can be reduced to the related Senior Percentage plus 70%, 60%, 40%, 20% and 0% of the related Subordinate Percentage over the next five years provided that (i) the principal balance of the Mortgage Loans 60 days or more delinquent, averaged over the preceding 6 month period, as a percentage of aggregate certificate principal balance of the Subordinate Certificates does not exceed 50% and (ii) cumulative realized losses incurred on the Mortgage Loans do not exceed 30%, 35%, 40%, 45% or 50% for each test date.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Transaction Overview (Cont.)

Senior Percentage:
■ With respect to any Distribution Date, will equal the percentage equivalent of a fraction, the numerator of which is the aggregate certificate principal balance of the Senior Certificates immediately prior to that Distribution Date, and the denominator of which is the aggregate principal balance of the Mortgage Loans as of the first day of the related Due Period.

Subordinate Percentage:	■ For any Distribution Date will be 100% minus the Senior Percentage for such Distribution Date.

Class A Swap Agreement:
■ On the Closing Date, the Trustee in its capacity as supplemental interest trust trustee on behalf of a trust (the “Supplemental Interest Trust”) will enter into the Class A Swap Agreement with the Class A Swap Provider, which will have an initial notional amount of $[827,864,000]. On any Distribution Date beginning with the Distribution Date in [September 2007] and ending with the earlier of (i) the date on which the Optional Call is exercisable or (ii) the Class A Swap Termination Date as set forth in the Class A Swap Agreement, the Securities Administrator acting on behalf of the Supplemental Interest Trust will be obligated to pay the Class A Swap Provider an amount equal to the product of (i) [5.22]% per annum and (ii) the notional amount as set forth in the Class A Swap Agreement based upon a 30/360 day count convention and the Supplemental Interest Trust will be entitled to receive an amount equal to the product of (i) one-month LIBOR (determined pursuant to the Class A Swap Agreement) and (ii) the notional amount as set forth in the Class A Swap Agreement from the Class A Swap Provider based on an actual/360 day count, until the Class A Swap Agreement is terminated. Only the net amount of the two obligations will be paid by the appropriate party (the “Net Class A Swap Payment”). See the attached Preliminary Class A Swap Schedule for the preliminary notional amount for each Distribution Date during the term of the Class A Swap Agreement.
■ Any Net Swap Payments received under the Class A Swap Agreement will be deposited in an account (the “Class A Swap Account”) in the Supplemental Interest Trust. Funds in the Class A Swap Account that are payable to the Class A Swap Provider will be distributed on each Distribution Date in the following order of priority:
1.    To pay any Net Class A Swap Payment owed to the Class A Swap Provider for each such Distribution Date;
2.    To pay any Swap Termination Payment (not caused by a Class A Swap Provider Trigger Event (as defined in the Class A Swap Agreement)) owed to the Class A Swap Provider.
■ On each Distribution Date, funds in the Class A Swap Account that are payable to the Supplemental Interest Trust will be distributed in the following order of priority:
1.    To pay accrued and unpaid interest and any unpaid interest shortfalls from prior Distribution Dates to the Class A-1 Certificates.
2.     To pay any unpaid Net WAC Rate Carryover Amounts to the Class A-1 Certificates.
3.     To reimburse the Class A-1 Certificates in respect of principal amounts which were otherwise distributable to the Class A-1 Certificates, but remitted to the Class A Swap Provider pursuant to clause C under “Cashflow Description” below.
4.    To pay accrued and unpaid interest and any unpaid interest shortfalls from prior Distribution Dates to the Class A-2 Certificates.
5.     To reimburse the Class A-2 Certificates in respect of interest and/or principal amounts which were otherwise distributable to the Class A-2 Certificates, but remitted to the Class A Swap Provider or allocated to the Class A-1 Certificates pursuant to clauses B and C under “Cashflow Description” below.
6. To pay any remaining amounts to the Class A-2 Certificates.
Upon early termination of the Class A Swap Agreement for various events of default and termination events specified in the Class A Swap Agreement, the Supplemental Interest Trust or the Class A Swap Provider may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Class A Swap Agreement. In the event that the Securities Administrator, on behalf of the Supplemental Interest Trust, is required to make a Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full, generally, prior to distributions to holders of the Certificates.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Transaction Overview (Cont.)

Cashflow Description:
■ On each Distribution Date, the payments to the Offered Certificates, to the extent of the available funds, will be made according to the following priority:

Available Funds:
A         From the Senior Interest Distribution Amount, to the Class A Swap Account to pay any Net Swap Payment and any Swap Termination Payment (not caused by a Class A Swap Provider Trigger Event (as defined in the Class A Swap Agreement)) owed to the Class A Swap Provider for such Distribution Date.
B         From the Senior Interest Distribution Amount remaining after payments pursuant to clause A above, to pay interest, including accrued and unpaid interest and any unpaid interest shortfalls from prior Distribution Dates to the Class A Certificates, on a pro rata basis, provided however, if after taking into account amounts available under the Class A Swap Agreement there are any unpaid Net WAC Rate Carryover Amounts due to the Class A-1 Certificates, any interest amounts payable to the Class A-2 Certificates will be allocated to pay any unpaid Net WAC Rate Carryover Amounts allocable to the Class A-1 Certificates.
C         From the Senior Percentage of the principal portion of available funds, to pay principal, to the Class A Certificates, on a pro rata basis, provided however, that if any Net Swap Payments and Swap Termination Payments, or any portion thereof, payable to the Class A Swap Provider pursuant to clause A above remain unpaid, principal payable to the Class A-2 Certificates and then principal payable to the Class A-1 Certificates, will be reduced by the amount of such unpaid Net Swap Payments or Swap Termination Payments and such amounts will be deposited in the Class A Swap Account for payment to the Class A Swap Provider; provided, further that, if there are any remaining unpaid Net WAC Rate Carryover Amounts due to the Class A-1 Certificates, any principal amounts payable to the Class A-2 Certificates will be allocated to pay any unpaid Net WAC Rate Carryover Amounts allocable to the Class A-1 Certificates.*
*Notwithstanding the foregoing, any amounts remitted to the Class A Swap Account pursuant to clause C above from principal otherwise distributable to the Class A-1 Certificates will reduce the certificate principal balance of the Class A-1 Certificates. In addition, any remittances to the Class A Swap Account or any distributions made to the Class A-1 Certificates pursuant to clause C above from principal otherwise distributable to the Class A-2 Certificates will reduce the certificate principal balance of the Class A-2 Certificates. Such amounts will be reimbursed to the Class A-1 Certificates and the Class A-2 Certificates from any Net Swap Payments received under the Class A Swap Agreement, if available, as described in this free writing prospectus.

Any Remaining Available Funds:
To pay interest from the Subordinate Interest Distribution Amount and principal sequentially to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in that order, so that each such class shall receive interest calculated at a per annum rate equal to its respective Pass-Through Rate multiplied by its respective Certificate Principal Balance and principal in an amount equal to each such class’s allocable share of the subordinated principal distribution amount.

Allocation of Losses:
■ Realized Losses (other than Excess Losses (defined below)) on the Mortgage Loans will be allocated to the most junior class of Certificates outstanding, beginning with the Class B-6 Certificates until the certificate principal balance of the Subordinate Certificates has been reduced to zero. Thereafter, Realized Losses on the Mortgage Loans will be allocated to the Senior Certificates, on a pro rata basis, until the certificate principal balance of each such class has been reduced to zero.
■ “Excess Losses” are losses incurred on a Mortgage Loan in excess of the coverage amounts with respect to special hazards, bankruptcy and fraud.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

Preliminary Class A Swap Agreement Schedule*

Distribution Date	Notional Schedule ($)	Distribution Date	Notional Schedule ($)	Distribution Date	Notional Schedule ($)
9/25/2007	827,864,000.00	1/25/2011	298,591,739.48	5/25/2014	86,688,171.39
10/25/2007	818,434,758.81	2/25/2011	290,020,068.33	6/25/2014	83,940,792.29
11/25/2007	807,857,076.11	3/25/2011	281,659,780.69	7/25/2014	81,267,593.13
12/25/2007	796,153,822.35	4/25/2011	273,505,730.60	8/25/2014	78,666,692.89
1/25/2008	783,352,615.75	5/25/2011	265,552,897.01	9/25/2014	76,136,256.98
2/25/2008	769,485,771.09	6/25/2011	257,796,380.78	10/25/2014	73,861,569.17
3/25/2008	754,590,216.78	7/25/2011	250,231,401.68	11/25/2014	71,648,936.49
4/25/2008	738,707,379.75	8/25/2011	242,853,295.56	12/25/2014	69,496,749.55
5/25/2008	721,883,037.90	9/25/2011	235,657,511.55	1/25/2015	67,403,439.49
6/25/2008	704,167,140.35	10/25/2011	228,639,609.25	2/25/2015	65,367,476.95
7/25/2008	685,645,759.11	11/25/2011	221,795,256.14	3/25/2015	63,387,371.13
8/25/2008	667,573,027.76	12/25/2011	215,120,224.92	4/25/2015	61,461,668.81
9/25/2008	649,942,673.04	1/25/2012	208,610,390.98	5/25/2015	59,588,953.42
10/25/2008	632,743,950.15	2/25/2012	202,261,729.93	6/25/2015	57,767,844.18
11/25/2008	615,966,374.51	3/25/2012	196,070,315.13	7/25/2015	55,996,995.12
12/25/2008	599,599,715.40	4/25/2012	190,032,315.38	8/25/2015	0.00
1/25/2009	583,633,989.88	5/25/2012	184,143,992.56
2/25/2009	568,059,456.77	6/25/2012	178,401,699.43
3/25/2009	552,866,610.87	7/25/2012	172,801,877.38
4/25/2009	538,046,177.18	8/25/2012	167,341,054.30
5/25/2009	523,589,105.42	9/25/2012	162,015,842.51
6/25/2009	509,486,564.56	10/25/2012	157,174,660.17
7/25/2009	495,729,937.51	11/25/2012	152,459,379.06
8/25/2009	482,310,816.01	12/25/2012	147,866,872.63
9/25/2009	469,220,995.54	1/25/2013	143,394,090.76
10/25/2009	456,452,470.40	2/25/2013	139,038,057.79
11/25/2009	443,997,428.92	3/25/2013	134,795,870.82
12/25/2009	431,848,248.80	4/25/2013	130,664,697.85
1/25/2010	419,997,492.45	5/25/2013	126,641,776.14
2/25/2010	408,437,902.64	6/25/2013	122,724,410.48
3/25/2010	397,162,398.04	7/25/2013	118,909,971.57
4/25/2010	386,164,069.04	8/25/2013	115,195,894.42
5/25/2010	375,436,173.58	9/25/2013	111,579,676.78
6/25/2010	364,972,133.06	10/25/2013	108,165,171.78
7/25/2010	354,765,528.46	11/25/2013	104,841,712.26
8/25/2010	344,810,096.43	12/25/2013	101,607,001.40
9/25/2010	335,099,725.57	1/25/2014	98,458,798.93
10/25/2010	325,628,452.69	2/25/2014	95,394,919.77
11/25/2010	316,390,459.30	3/25/2014	92,413,232.71
12/25/2010	307,380,068.09	4/25/2014	89,511,659.06

*Subject to change based on information to be received prior to the Closing Date.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

MortgageIT Securities Corp. Mortgage Loan Trust, Series 2007-2

FOR ADDITIONAL INFORMATION PLEASE CALL:

Deutsche Bank Securities Inc.

MBS Trading
Adam Yarnold	212-250-2669
Kumarjit Bhattacharyya	212-250-2669
Mark Ginsberg	212-250-2669

MBS Banking
Susan Valenti	212-250-3455
Ernest Calabrese	212-250-5859
Kathie Peng	212-250-7259
Ayesha Chatterjee	212-250-8297

MBS Analytics
Alex Lee	212-250-7826
Kimball Ng	212-250-7843
Fan Huang	212-250-5470
Vadim Raskin	212-250-5468
Brian Yuen	212-250-8512

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuing entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

EXHIBIT A

SERVICERS’ DISCLOSURE

GMAC Mortgage, LLC and Wells Fargo Bank, N.A. have agreed to service and administer the Mortgage Loans pursuant to the terms and conditions of the pooling and servicing agreement. The information provided below under “GMAC Mortgage, LLC” and “Wells Fargo Bank, N.A.” have been provided by GMAC Mortgage, LLC and Wells Fargo Bank, N.A., respectively.

GMAC Mortgage, LLC
General

GMAC Mortgage, LLC is a Delaware limited liability company and a wholly-owned subsidiary of GMAC Residential Holding Company, LLC, which is a wholly owned subsidiary of Residential Capital, LLC ("ResCap"). ResCap is a wholly-owned subsidiary of GMAC Mortgage Group, LLC, which is a wholly-owned subsidiary of GMAC LLC ("GMAC").

GMAC Mortgage, LLC and its predecessor entity began acquiring, originating and servicing residential mortgage loans in 1985 through its acquisition of Colonial Mortgage Service Company, which was formed in 1926, and the loan administration, servicing operations and portfolio of Norwest Mortgage, which entered the residential mortgage loan business in 1906. These businesses formed the original basis of what is now GMAC Mortgage, LLC.

GMAC Mortgage, LLC maintains its executive and principal offices at 100 Witmer Road, Horsham, Pennsylvania 19044. Its telephone number is (215) 682 1000.

The diagram below illustrates the ownership structure among the parties affiliated with GMAC Mortgage, LLC.

Servicing Activities

GMAC Mortgage, LLC generally retains the servicing rights with respect to loans it sells or securitizes, and also occasionally purchases mortgage servicing rights from other servicers or acts as a subservicer of mortgage loans (and does not hold the corresponding mortgage servicing right asset).

As of September 30, 2006, GMAC Mortgage, LLC acted as primary servicer and owned the corresponding servicing rights on approximately 2,206,270 of residential mortgage loans having an aggregate unpaid principal balance of approximately $272 billion, and GMAC Mortgage, LLC acted as subservicer (and did not own the corresponding servicing rights) on approximately 312,568 loans having an aggregate unpaid principal balance of over $52.4 billion.

The following tables set forth the mortgage loans serviced by GMAC Mortgage, LLC or its predecessor entity for the periods indicated, and the annual average number of such loans for the same period. GMAC Mortgage, LLC or its predecessor entity was the servicer of a residential mortgage loan portfolio of approximately $150.4 billion, $12.5 billion, $21.2 billion and $6.67 billion during the year ended December 31, 2002 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. GMAC Mortgage, LLC or its predecessor entity was the servicer of a residential mortgage loan portfolio of approximately $200.4 billion, $32.7 billion, $18.9 billion and $20.6 billion during the nine months ended September 30, 2006 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. The percentages shown under “Percentage Change from Prior Year” represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

GMAC MORTGAGE, LLC PRIMARY SERVICING PORTFOLIO
($ IN MILLIONS)
	For the Nine Months Ended September 30,	For the Year Ended December 31,
	2006	2005	2004	2003	2002
Prime conforming mortgage loans
No. of Loans	1,443,554	1,392,870	1,323,249	1,308,284	1,418,843
Dollar Amount of Loans	$200,412	$186,364	$165,521	$153,601	$150,421
Percentage Change from Prior Year	7.54%	12.59%	7.76%	2.11%	N/A
Prime non-conforming mortgage loans
No. of Loans	69,019	69,488	53,119	34,041	36,225
Dollar Amount of Loans	$32,662	$32,385	$23,604	$13,937	$12,543
Percentage Change from Prior Year	0.86%	37.20%	69.36%	11.12%	N/A
Government mortgage loans
No. of Loans	183,058	181,679	191,844	191,023	230,085
Dollar Amount of Loans	$18,866	$18,098	$18,328	$17,594	$21,174
Percentage Change from Prior Year	4.24%	(1.25)%	4.17%	(16.91)%	N/A
Second-lien mortgage loans
No. of Loans	510,639	392,261	350,334	282,128	261,416
Dollar Amount of Loans	$20,555	$13,034	$10,374	$7,023	$6,666
Percentage Change from Prior Year	57.70%	25.64%	47.71%	5.36%	N/A
Total mortgage loans serviced
No. of Loans	2,206,270	2,036,298	1,918,546	1,815,476	1,946,569
Dollar Amount of Loans	$272,495	$249,881	$217,827	$192,155	$190,804
Percentage Change from Prior Year	9.05%	14.72%	13.36%	0.71%	N/A

Billing and Payment Procedures

As servicer, GMAC Mortgage, LLC collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds custodial and escrow funds for payment of property taxes and insurance premiums, counsels or otherwise works with delinquent borrowers, supervises foreclosures and property dispositions and generally administers the loans. GMAC Mortgage, LLC sends monthly invoices or annual coupon books to borrowers to prompt the collection of the outstanding payments. Borrowers may elect for monthly payments to be deducted automatically from bank accounts on the same day every month or may take advantage of on demand electronic payments made over the internet or via phone.

Wells Fargo Bank, N.A.

Servicing Experience and Procedures of Wells Fargo Bank

Servicing Experience

Wells Fargo Bank, N.A. (“Wells Fargo Bank”) is an indirect, wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank. Wells Fargo Bank, including its predecessors, has many years of experience in servicing residential mortgage loans, commercial mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank, including its predecessors, has been servicing residential mortgage loans since 1974. These servicing activities, which include collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO Property management, are handled at various Wells Fargo Bank locations including Frederick, Maryland, Fort Mill, South Carolina and other mortgage loan servicing centers. As of the date hereof, Wells Fargo Bank has not failed to make any required advance with respect to any issuance of residential mortgage backed securities.

Wells Fargo Bank’s servicing portfolio of residential mortgage loans (which includes Alt-A Prime Fixed Rate Loans, Alt-A Prime Adjustable Rate Loan, Alt-A Minus Fixed Rate Loans and Alt-A Minus Adjustable Rate Loans as well as other types of residential mortgage loans serviced by Wells Fargo Bank) has grown from approximately $450 billion as of the end of 2000 to approximately $1.37 trillion as of the end of 2006.

Wells Fargo Bank currently services Alt-A Prime Mortgage Loans in the same manner as it services mortgage loans originated pursuant to its “prime” underwriting guidelines. The table below sets forth for each of the dates indicated the number and aggregate unpaid principal balance of first lien, non-subprime, residential mortgage loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae or Freddie Mac and certain mortgage loans serviced for the Federal Home Loan Banks, mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer):

As of December 31, 2004(1)		As of December 31, 2005(1)		As of December 31, 2006(2)
No. of Loans	Aggregate Unpaid Principal Balance of Loans	No. of Loans	Aggregate Unpaid Principal Balance of Loans	No. of Loans	Aggregate Unpaid Principal Balance of Loans
498,174	$166,028,382,042	634,103	$229,014,862,911	646,723	$258,646,782,192

___________________________________
(1) Includes mortgage loans originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-A minus” mortgage loans.
(2) Excludes mortgage loans originated pursuant to Wells Fargo Bank’s underwriting guidelines for “Alt-A minus” mortgage loans.

Wells Fargo Bank currently services Alt-A Minus Mortgage Loans in the same manner as it services first lien mortgage loans originated pursuant to its “subprime” underwriting guidelines (such mortgage loans, “Subprime First Lien Loans”) and second lien mortgage loans originated pursuant to its “subprime” underwriting guidelines (such mortgage loans, “Subprime Second Lien Loans”). The table below sets forth for each of the dates indicated the number and aggregate unpaid principal balance of Subprime First Lien Loans, Subprime Second Lien Loans and Alt-A Minus Loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae or Freddie Mac and certain mortgage loans serviced for the Federal Home Loan Banks, mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer):

	As of December 31, 2004		As of December 31, 2005		As of December 31, 2006
Asset Type	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans	No. of Loans	Aggregate Original Principal Balance of Loans

Subprime First Lien Loans	134,893	$19,592,490,280	173,411	$26,214,367,714	190,395	$29,252,542,517

Subprime Second Lien Loans	*	*	9,116	353,218,934	18,483	711,917,795

Alt-A Minus Loans**	—	—	—	—	62,351	11,088,435,185
_____________________
* Wells Fargo Bank did not have a material servicing portfolio of Subprime Second Lien Loans as of the dates  indicated.
** Prior to 2006, Wells Fargo Bank included Alt-A Minus Loans in its servicing portfolio of non-subprime mortgage loans as described in the  preceding table.
Servicing Procedures

Shortly after the funding of a loan, various types of loan information are loaded into Wells Fargo Bank's automated loan servicing system. Wells Fargo Bank then makes reasonable efforts to collect all payments called for under the Mortgage Loan documents and will, consistent with the applicable servicing agreement and any pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, follow such collection procedures as are customary with respect to loans that are comparable to the Mortgage Loans. Wells Fargo Bank may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, if applicable, waive, vary or modify any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower, subject to the limitations set forth in the applicable servicing agreement.

Wells Fargo Bank's collections policy is designed to identify payment problems sufficiently early to permit Wells Fargo Bank to address such delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure Mortgaged Property. Borrowers are billed on a monthly basis in advance of the due date. If a borrower attempts to use Wells Fargo Bank's Voice Response Unit (“VRU”) to obtain loan information on or after a date on which a late charge is due, the VRU automatically transfers the call to the collection area. Collection procedures commence upon identification of a past due account by Wells Fargo Bank's automated servicing system. If timely payment is not received, Wells Fargo Bank's automated loan servicing system automatically places the Mortgage Loan in the assigned collection queue and collection procedures are generally initiated on the 16th day of delinquency. The account remains in the queue unless and until a payment is received, at which point Wells Fargo Bank's automated loan servicing system automatically removes the Mortgage Loan from that collection queue.

When a Mortgage Loan appears in a collection queue, a collector will telephone to remind the borrower that a payment is due. Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made. When contact is made with a delinquent borrower, collectors present such borrower with alternative payment methods, such as Western Union, Phone Pay and Quick Collect, in order to expedite payments. Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. Wells Fargo Bank supplements the collectors' efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer. Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models that are designed to assist in identifying workout options in the early stages of delinquency. For those loans in which collection efforts have been exhausted without success, Wells Fargo Bank determines whether foreclosure proceedings are appropriate. The course of action elected with respect to a delinquent Mortgage Loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the Mortgaged Property, the amount of borrower equity in the Mortgaged Property and whether there are any junior liens.

Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of a borrower in default vary greatly from state to state. As such, all foreclosures are assigned to outside counsel, licensed to practice in the same state as the Mortgaged Property. Bankruptcies filed by borrowers are similarly assigned to appropriate local counsel. Communication with foreclosure and bankruptcy attorneys is maintained through the use of a software program, thus reducing the need for phone calls and faxes and simultaneously creating a permanent record of communication. Attorney timeline performance is managed using quarterly report cards. The status of foreclosures and bankruptcies is monitored by Wells Fargo Bank through its use of such software system. Bankruptcy filing and release information is received electronically from a third-party notification vendor.

Prior to a foreclosure sale, Wells Fargo Bank performs a market value analysis. This analysis includes: (i) a current valuation of the Mortgaged Property obtained through a drive-by appraisal or broker's price opinion conducted by an independent appraiser and/or a broker from a network of real estate brokers, complete with a description of the condition of the Mortgaged Property, as well as other information such as recent price lists of comparable properties, recent closed comparables, estimated marketing time and required or suggested repairs, and an estimate of the sales price; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs and other related costs associated with real estate owned properties. Wells Fargo Bank bases the amount it will bid at foreclosure sales on this analysis.

If Wells Fargo Bank acquires title to a property at a foreclosure sale or otherwise, it obtains an estimate of the sale price of the property and then hires one or more real estate brokers to begin marketing the property. If the Mortgaged Property is not vacant when acquired, local eviction attorneys are hired to commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

Wells Fargo Bank's loan servicing software also tracks and maintains tax and homeowners' insurance information and tax and insurance escrow information. Expiration reports are generated periodically listing all policies scheduled to expire. When policies lapse, a letter is automatically generated and issued advising the borrower of such lapse and notifying the borrower that Wells Fargo Bank will obtain lender-placed insurance at the borrower's expense.

Wells Fargo Bank, in its capacity as servicer, has delivered its 2006 assessment of compliance under Item 1122 of Regulation AB. In its assessment, Wells Fargo Bank reported that it had complied, in all material respects, with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB as of and for the year ended December 31, 2006 with respect to the primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage Division, except for the following:
(i)
For certain loans originated by third parties and sub-serviced by Wells Fargo Bank or for which servicing rights were acquired on a bulk-acquisition basis, Wells Fargo Bank determined it provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned.  The incomplete reporting only affected securitizations that included delinquent loans.  Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided.  Wells Fargo Bank subsequently included additional data in the monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios.

(ii)
Wells Fargo Bank determined that, as required by certain servicing agreements, it did not provide mortgage loan purchasers with prior notifications of intent to foreclose.  While mortgage loan purchasers received monthly delinquency status reports that listed loans in foreclosure, such reports were received after such loans had been referred to an attorney.  A new process is being implemented to send such notifications if contractually required, unless an mortgage loan purchaser opts out in writing.

EXHIBIT B

ORIGINATOR DISCLOSURE

MortgageIT, Inc.

MortgageIT, Inc. (“MortgageIT”) is a New York corporation with an executive and administrative office located at 33 Maiden Lane, New York, New York 10038.  MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.  MortgageIT originates single-family mortgage loans of all types, including prime adjustable-rate mortgage loans and fixed-rate, first lien residential mortgage loans.

MortgageIT and its predecessors have been in the residential mortgage banking business since 1988, and have originated Alt-A mortgage loans since that time. For the year ended December 31, 2006, MortgageIT had an origination portfolio of approximately $29.5 billion, all of which was secured by one- to four-family residential real properties and individual condominium units.

On January 3, 2007, an affiliate of DB Structured Products, Inc., the sponsor, announced the completion of its acquisition of MortgageIT Holdings, Inc. (“MortgageIT Holdings”), MortgageIT’s former parent company. Wells Fargo Bank, N.A., which is the master servicer and securities administrator and, potentially, a custodian, is also the master servicer for issuances of asset-backed securities for which MortgageIT Holdings was the sponsor. GMAC Mortgage, LLC, which is a servicer, serves as the interim servicer for all of the mortgage loans that MortgageIT funds.

The following table describes the size, composition and growth of MortgageIT’s mortgage loan production for Alt-A adjustable-rate mortgage loans over the past three years.

	December 31, 2004		December 31, 2005		December 31, 2006
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Alt-A ARMs	10,318	$2,893,893,784	18,154	$5,076,582,539	9,086	$2,723,899,272

MortgageIT Underwriting Guidelines

MortgageIT offers a wide variety of mortgage loan products pursuant to various mortgage loan origination programs. The following generally describes MortgageIT’s underwriting guidelines with respect to mortgage loans originated pursuant to its “prime” underwriting standards for mortgage loans with non-conforming balances and its “Alt-A” underwriting guidelines for mortgage loans with conforming and non-conforming balances.

MortgageIT’s underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. Because each loan is different, MortgageIT expects and encourages underwriters to use professional judgment based on their experience in making a lending decision. MortgageIT underwrites a borrower’s creditworthiness based solely on information that MortgageIT believes is indicative of the applicant’s willingness and ability to pay the debt they would be incurring.

Every MortgageIT mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Loans in excess of one million dollars require (i) two full appraisals or (ii) one full appraisal and a field review, ordered by a MortgageIT-approved national appraiser, including photographs of the interior and the exterior of the subject property. Each appraisal contains an opinion of value that represents the appraiser’s professional conclusion based on market data of sales of comparable properties, a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser’s judgment. In addition, a MortgageIT underwriter or a mortgage insurance company contract underwriter reviews each appraisal for accuracy and consistency.

The appraiser’s value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property this ratio is based on the lower of the sales price of the property and the appraised value. MortgageIT sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, MortgageIT requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction or loans on second homes. A lower loan-to-value ratio requires a borrower to have more equity in the property, which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all conventional loans in which the loan-to-value ratio exceeds 80%, MortgageIT requires that a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac insure the loan. Higher loan-to-value ratios require higher coverage levels.

The mortgage loans have been originated under “full/alternative”, “stated income/verified assets”, “stated income/stated assets”, “no documentation” or “no ratio” programs. The “full/alternative” documentation programs generally verify income and assets in accordance with Fannie Mae/Freddie Mac underwriting requirements. The stated income/verified assets, stated income/stated assets, no documentation or no ratio programs generally require less documentation and verification than do full documentation programs which generally require standard Fannie Mae/Freddie Mac approved forms for verification of income/employment, assets and certain payment histories. Generally, under both “full/alternative” documentation programs, at least one month of income documentation is provided. This documentation is also required to include year-to-date income or prior year income in case the former is not sufficient to establish consistent income. Generally, under a “stated income/verified assets” program, no verification of a mortgagor’s income is undertaken by the origination; however, verification of the mortgagor’s assets is obtained. Under a “stated income/stated assets” program, the originator undertakes no verification of either a mortgagor’s income or a mortgagor’s assets, although both income and assets are stated on the loan application and subject to reasonable underwriting approval. Generally, under a “no documentation” program, the mortgagor is not required to state his or her income or assets and therefore, the originator undertakes no verification of such mortgagor’s income or assets. The underwriting for such mortgage loans may be based primarily or entirely on the estimated value of the mortgaged property and the LTV ratio at origination as well as on the payment history and credit score. Generally, under a “no ratio” program, the mortgagor is not required to disclose their income although the nature of employment is disclosed. Additionally, on a “no ratio” program assets are verified. MortgageIT generally conducts a verbal verification of employment prior to closing.

MortgageIT obtains a credit report that summarizes each borrower’s credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant’s credit report. A borrower’s credit score represents a comprehensive view of the borrower’s credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower’s incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower’s existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by MortgageIT loan guidelines for non-conforming loans is 620 and the average is typically over 700. For MortgageIT Alt-A products, the minimum credit score is generally 650.

In addition to reviewing the borrower’s credit history and credit score, MortgageIT underwriters closely review the borrower’s housing payment history. In general, for non-conforming loans the borrower should not have made any mortgage payments over 30 days after the due date for the most recent 24 months. In general, for Alt-A loans the borrower may have no more than one payment that was made over 30 days after the due date for the most recent 24 months.

The Alt-A loans are generally documented to the requirements of Fannie Mae and Freddie Mac in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain Alt-A products also allow for less verification documentation than Fannie Mae or Freddie Mac requires. For these Alt-A products, the borrower may not be required to verify employment income, assets required to close or both. For some other Alt-A products, the borrower is not required to provide any information regarding employment income, assets required to close or both. Alt-A products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

Generally, in order to determine if a borrower qualifies for an Alt-A loan, MortgageIT underwriting staff or contract underwriters provided by certain mortgage insurance companies manually underwrite and approve such loans; under certain limited circumstances, if other application safeguards are in place, a borrower’s qualification for an Alt-A loan is determined utilizing automated underwriting systems. For manually underwritten loans, the underwriter must ensure that the borrower’s income will support the total housing expense on an ongoing basis. Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense the underwriter must evaluate the borrower’s ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower’s monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower’s ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

MortgageIT realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting. Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation. Therefore, exceptions to these underwriting guidelines are considered, so long as the borrower has other reasonable compensating factors, on a case-by-case basis.